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                                   EXHIBIT 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                   (Unaudited)

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

                                                            For The Three Months             For The Nine Months
                                                             Ended September 30,              Ended September 30

                                                            2000           1999               2000           1999
                                                            ----           ----               ----           ----
    NET INCOME (LOSS)                                       $(55,258)    $ (380,242)           $ 23,071    $ (376,227)

    WEIGHTED AVERAGE SHARES:

        Common shares outstanding                           7,007,604      6,999,987          7,002,517      6,999,987

        Assumed conversion of options and warrants                  -              -                  -              -
                                                       --------------- --------------    --------------- --------------

                                                            7,007,604      6,999,987          7,002,517      6,999,987
                                                            =========      =========          =========      =========


    INCOME (LOSS) PER COMMON SHARE:

        Basic                                                 $ (.01)        $ (.05)              $ .00        $ (.05)

        Diluted                                               $ (.01)        $ (.05)              $ .00        $ (.05)

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